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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statements (Form S-8 No. 333-111297 and No. 333-117906) of our report dated June 27, 2005, relating to the statement of net assets available for benefits of the Belden Wire & Cable Company Retirement Savings Plan as of December 31, 2004, the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 11-K of the Belden Wire & Cable Company Retirement Savings Plan.


/s/ Brown Smith Wallace LLC
June 27, 2005
St. Louis, Missouri



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